THE ST. PAUL COMPANIES, INC.
385 Washington Street, St. Paul, Minnesota 55102
Telephone (612) 221-7911

(LOGO)

                                                                  March 16, 1994
Dear Shareholder:

You are cordially invited to attend the Annual Meeting of the Shareholders of your Company to be held on Tuesday, May 3, 1994, at 2:00 P.M. (Central Daylight
Time) at the office of the Company, 385 Washington Street, St. Paul, Minnesota. On the following pages you will find the Notice of Annual Meeting and the Proxy Statement. Please read them carefully.

This year, in addition to the election of directors and the ratification of auditors, you are being asked to approve two proposals to amend certain articles of the Restated Articles of Incorporation, one proposal to amend the Company's Bylaws and three incentive plan proposals.

All of the reasons supporting this year's meeting agenda are outlined in the Proxy Statement. For example, the proposed amendment to Article III of the Restated Articles of Incorporation will double the number of authorized common shares as the Board of Directors intends to declare a two-for-one stock split; the incentive plans are intended to help the Company attract and retain able executives and non-employee directors; and the proposed amendment to Article V of the Restated Articles of Incorporation will allow the Board of Directors, under authority of Minnesota law, to amend portions of the Restated Articles of Incorporation so as to permit action in the future, such as increasing the number of authorized shares in conjunction with a stock split, without a shareholder vote.

Your Board of Directors urges you to vote FOR these proposals. Because one of the proposals requires the approval of two-thirds of the outstanding shares, it is important that you sign, date and return the enclosed proxy card in the envelope provided. Your prompt action will also help reduce the time and expense of solicitation.

On behalf of your Board of Directors and management, thank you for your continued support.

                                 Sincerely,

                                  Douglas W. Leatherdale
                                  Chairman, President and
                                  Chief Executive Officer

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of the Shareholders of The St. Paul Companies, Inc. will be held on Tuesday, May 3, 1994, at 2:00 P.M. (Central Daylight Time) at the office of the Company, 385 Washington Street, St. Paul, Minnesota, 55102, for the following purposes:

    1.  To elect a Board of thirteen Directors;

    2. To act on the proposal to ratify the selection of KPMG Peat Marwick as the independent auditors of the Company;

    3. To act on the proposal to amend Article III of the Restated Articles of Incorporation of the Company to increase the number of authorized shares of voting common stock from one hundred twenty million to two hundred forty million;

    4. To act on the proposal to amend Article V of the Restated Articles of Incorporation of the Company to facilitate the amendment of the Restated Articles of Incorporation by the Board of Directors when permitted by applicable laws;

    5. To act on the proposal to amend the Bylaws of the Company to reduce the minimum number of Directors from thirteen to ten;

    6.  To act on the proposal to approve the Company's Annual Incentive Plan;

    7.   To  act on  the proposal to  approve the  Company's Long-Term Incentive
        Plan;

    8. To act on the proposal to approve the Company's 1994 Stock Incentive Plan; and

    9. To transact such other business as may properly come before the meeting or any adjournment thereof.

All shareholders are invited to attend, although only those shareholders of record at the close of business March 7, 1994 will be entitled to vote at the meeting. Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement regarding the matters proposed to be acted upon at the meeting. PLEASE VOTE, SIGN AND DATE THE ACCOMPANYING PROXY FORM AND RETURN IT IN THE STAMPED, SELF-ADDRESSED ENVELOPE ENCLOSED FOR YOUR USE. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

                                  Bruce A. Backberg
                                  Vice President and
                                  Corporate Secretary

March 16, 1994

                                PROXY STATEMENT
                          THE ST. PAUL COMPANIES, INC.
                385 WASHINGTON STREET, ST. PAUL, MINNESOTA 55102

This Proxy Statement is being mailed first to the shareholders of The St. Paul Companies, Inc. (the "Company") on or about March 16, 1994. The accompanying proxy is solicited on behalf of the Board of Directors of the Company for use at the Annual Shareholders' Meeting to be held May 3, 1994, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Any proxy may be revoked at any time before it has been voted by giving written notice to the Corporate Secretary of the Company, by a duly executed and presented proxy bearing a later date, or by voting in person at the meeting.

The cost of soliciting proxies will be borne by the Company. In addition to solicitations by mail, officers and employees of the Company may solicit proxies personally or by telephone, telegraph or other means without additional compensation. Arrangements also will be made with banks, brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of stock held of record by such persons, and the Company will, upon request, reimburse them for their reasonable expenses in so doing. D.
F. King & Co., Inc., New York, N.Y., has been engaged by the Company to assist in the solicitation of proxies for an anticipated fee of approximately $15,000, plus out-of-pocket costs and expenses.

The record date for the determination of shareholders entitled to notice of and to vote at the Annual Shareholders' Meeting has been established as the close of business on March 7, 1994. At that time there were 42,381,173 shares of common stock and 1,021,551 shares of Series B convertible preferred stock outstanding which are entitled to vote at the meeting. The holders of common stock and Series B convertible preferred stock vote as one class. Each share of common stock is entitled to one vote, and each share of Series B convertible preferred stock is entitled to two votes.

The affirmative vote of a majority of the total shares represented in person or by proxy and entitled to vote at the meeting is required for (a) the election of directors, (b) ratification of the selection of KPMG Peat Marwick as independent auditors, (c) approval of the amendment to the Company's bylaws, (d) approval of the Company's Annual Incentive Plan, Long-Term Incentive Plan, and 1994 Stock Incentive Plan, and (e) the approval of such other matters as may properly come before the meeting. The affirmative vote of at least one-half of the voting power of all shares entitled to vote is required to amend Article III of the Company's Restated Articles of Incorporation to increase the number of authorized shares of voting common stock of the Company, while the affirmative vote of at least two-thirds of the voting power of all shares entitled to vote is required to amend Article V of the Company's Restated Articles of Incorporation.

Under Minnesota law and the Company's bylaws, the presence in person or by proxy of a majority of the voting power of the shares of common stock and Series B convertible preferred stock entitled to vote constitutes the quorum necessary for shareholders to take action at the Annual Shareholders' Meeting. Shares represented in person or by proxy at the Annual Shareholders' Meeting will be counted for quorum purposes regardless of whether the shareholder or proxy fails to vote on a particular proposal (an "abstention") or whether a broker with discretionary authority fails to exercise such authority with respect to a particular proposal (a "broker non-vote"). For purposes of determining whether a proposal has been approved, an abstention or non-vote (including a broker non-vote) with regard to a particular proposal will not be counted as a vote in favor of such proposal and, as a result, will have the effect of a vote against such proposal.

                             ELECTION OF DIRECTORS

Pursuant to the provisions of the Company's bylaws, the Board of Directors has set the number of directors at thirteen, effective May 3, 1994. The thirteen directors to be elected at the Annual Shareholders' Meeting will hold office until the Annual Shareholders' Meeting in 1995 or until their successors are duly elected and qualified. Unless otherwise instructed by the shareholders, it is the intention of the persons named in the accompanying proxy (the "proxy holders") to vote the proxies held by them for the election of the thirteen nominees named in the "Nominees for Directors" table. The proxies cannot be voted for more than thirteen candidates for director. However, if any of the thirteen nominees shall not be a candidate for election at the time of the meeting (a contingency which the Board of Directors does not expect to occur), such proxies may be voted in accordance with the best judgment of the proxy holders.

Roger L. Hale, who has served the Company as a director for fourteen years, is not standing for re-election to the Board. His service and devotion to the Company are deeply appreciated.

All of the nominees are presently directors of the Company. With the exception of John H. Dasburg, all nominees were elected at the 1993 Annual Shareholders' Meeting. Upon the recommendation of the board governance committee, Mr. Dasburg was elected a director by the Board of Directors, effective February 2, 1994.

NOMINEES FOR DIRECTORS
                                             PRESENT PRINCIPAL           DIRECTOR              OTHER PUBLIC
          NAME               AGE               OCCUPATION(A)               SINCE        CORPORATION DIRECTORSHIPS
- ------------------------     ---     ----------------------------------  ---------  ----------------------------------
Michael R. Bonsignore        52      Chairman and Chief Executive           8-6-91  Honeywell Inc.;
                                     Officer, Honeywell Inc.                        Donaldson Company;
                                     (manufacturer of automation and                Cargill, Incorporated (private
                                     control systems)                               corporation)
John H. Dasburg              51      President and Chief Executive          2-2-94  Riverwood International
                                     Officer, Northwest Airlines, Inc.              Corporation
W. John Driscoll             65      President and Chairman, Rock          9-21-70  Comshare, Incorporated;
                                     Island Company (private investment             Northern States Power Company;
                                     company)                                       Weyerhaeuser Company;
                                                                                    The John Nuveen Company
Mark S. Fowler               52      Senior Communications Counsel,         8-4-87  None
                                     Latham & Watkins (attorneys at
                                     law); and Chairman and Chief
                                     Executive Officer, PowerFone
                                     Holdings, Inc. (provider of
                                     specialized mobile radio wireless
                                     communications services)

NOMINEES FOR DIRECTORS
                                             PRESENT PRINCIPAL           DIRECTOR              OTHER PUBLIC
          NAME               AGE               OCCUPATION(A)               SINCE        CORPORATION DIRECTORSHIPS
- ------------------------     ---     ----------------------------------  ---------  ----------------------------------
Pierson M. Grieve            66      Chairman and Chief Executive          11-5-85  Ecolab Inc.;
                                     Officer, Ecolab Inc. (developer/               Meredith Corporation;
                                     marketer of cleaning and                       Norwest Corporation;
                                     sanitizing products, systems and               U S WEST, Inc.
                                     services)
Ronald James(b)              43      Vice President--Minnesota, US West     5-4-93  Ceridian Corporation
                                     Communications, Inc.
William H. Kling(c)          51      President, Minnesota Public Radio;    11-7-89  Irwin Financial Corporation
                                     and President, Greenspring Company
                                     (diversified media and catalog
                                     marketing company)
Douglas W. Leatherdale       57      Chairman, President and Chief          5-5-81  United HealthCare Corporation;
                                     Executive Officer, The St. Paul                Northern States Power Company;
                                     Companies, Inc.                                The John Nuveen Company
Bruce K. MacLaury(d)         62      President, The Brookings               8-4-87  Scott Paper Company;
                                     Institution (public policy                     American Express Bank, Ltd.
                                     research and education)
Ian A. Martin                59      Chairman and Chief Executive           8-7-90  Granada Group PLC;
                                     Officer, Glenisla Group Ltd.                   House of Fraser PLC
                                     (private investment company)
Glen D. Nelson, M.D.         56      Vice Chairman, Medtronic, Inc.         5-5-92  Medtronic, Inc.;
                                     (manufacturer of biomedical                    NWNL Companies, Inc.;
                                     devices)                                       Carlson Holdings, Inc. (private
                                                                                    corporation)
Anita M. Pampusch, Ph.D.     55      President, The College of St.          5-7-85  None
                                     Catherine
Patrick A. Thiele            43      Executive Vice President and Chief     5-4-93  The John Nuveen Company;
                                     Financial Officer, The St. Paul                Hook-SupeRx, Inc.
                                     Companies, Inc.

- ------------------------
(a) Principal employment of nominees in the past five years. Mr. Bonsignore served in a number of executive offices at Honeywell Inc. for more than five years prior to assuming his current responsibilities in April of 1993. In addition to their present responsibilities, Messrs. Leatherdale and Thiele have served in a number of executive offices of the Company and as officer and director of various subsidiaries of the Company for many years. Mr. Martin served in a number of executive offices of Grand Metropolitan PLC and its subsidiaries prior to assuming his current position in February, 1994. Prior to assuming his current position in 1990, Mr. Dasburg served in a number of executive offices with Northwest
      Airlines, Inc. and Marriott Corporation. All other nominees have been employed during the past five years as they presently are employed.
(b) Mr. James is a director of the five mutual funds within the Great Hall Investment Funds group.

(c) Mr. Kling is a director or trustee of each of the following mutual funds which are provided investment advisory services by The Capital Research and Management Company: EuroPacific Growth Fund, New Economy Fund, New
      Perspective Fund and SMALLCAP World Fund.
(d) Mr. MacLaury is a director or trustee of each of the mutual funds which are provided investment advisory services by The Vanguard Group, Inc., with the exception of Vanguard's tax-exempt mutual funds.

BOARD OF DIRECTORS COMPENSATION

Directors who are not also officers of the Company or any of its subsidiaries are each paid $20,500 annually, plus $1,000 for each Board or committee meeting attended. Outside directors serving as chair of any committee of the Board of Directors are paid an additional $4,000 annually for each committee that they chair. The non-officer directors participate in the Director Life Insurance Plan pursuant to which the Company pays the premium for $100,000 of group term life insurance. The Company also pays the premium to provide the non-officer directors with $200,000 of coverage under a travel-accident insurance policy and all directors with directors' and officers' liability insurance and fiduciary liability insurance. In addition, non-officer directors are eligible to defer directors' fees under the Directors' Deferred Compensation Plan.

Commencing in November of 1990, annual nonqualified stock option grants covering 500 option shares have been made each November to each non-officer director at the market price on the date of grant.

Under the Company's 1994 Stock Incentive Plan, annual nonqualified stock option grants covering 500 common shares (1,000 if the contemplated stock split is approved) will, subject to shareholder approval of the plan, be made at the first Board meeting of each November to each non-officer director (all nominees for director except Messrs. Leatherdale and Thiele). Such options will be granted at the market price of the Company's stock on the date of grant. The option price is to be paid, upon exercise, in cash.

Under that plan, options will terminate at the earliest of ten years after the date of grant, three years after retirement, immediately if directorship is terminated for cause, one month after any voluntary termination of service as a director other than by retirement (but the option in this case may be exercised only to the extent it was exercisable on the date of such termination), or any earlier time set by the committee at the time of option grant. Special provisions apply in the case of death of an optionee or in the case of a Change of Control, as defined. If an option were not fully exercisable at the time of occurrence of a Change of Control, all portions of the option immediately would become exercisable in full.

"Change of Control" is defined in the 1994 Stock Incentive Plan to mean a change of control of the Company of a nature that would be required to be reported to the Securities and Exchange Commission on Form 8-K pursuant to the Securities Exchange Act of 1934 ("34 Act"), with such Change of Control to be deemed to have occurred when (a) any person, as defined in the '34 Act, other than the Company or a Company subsidiary or one of their employee benefit plans is or becomes the beneficial owner of 50% or more of the Company's common stock or (b) members of the Board of Directors on May 3, 1994 (the "Incumbent Board") cease to constitute a majority thereof (provided that persons subsequently becoming directors with the approval of directors comprising at least three-quarters of the Incumbent Board shall be considered as members of the Incumbent Board).

Under the Company's Non-Employee Director Stock Retainer Plan, eligible directors (all nominees except Messrs. Leatherdale and Thiele) may elect to receive all or a portion of their annual retainer (currently $20,500) in the form of common shares of the Company that are subject to certain service-related restrictions. Such an election will entitle a director to be issued a number of shares of restricted stock equal in value to 110% of the portion of the annual retainer that was elected for participation in the plan. For valuation purposes, the amount used to determine the number of restricted shares allocated to a participating director is the average of the stock's closing price on the last business day of each quarter of the calendar year. Immediately upon issuance of the restricted shares, the recipient is entitled to receive all dividends paid on the shares and to vote the shares.

If within five years from the date restricted stock is issued to an eligible director under the plan a director's service on the Board is terminated for any reason other than death, disability or retirement, such restricted stock will be forfeited. When a director's service on the Board is terminated because of death, disability or retirement, any restrictions on stock received under the plan lapse.

A Board policy provides that each director with 15 or more years of service shall tender his or her resignation to the chair of the board governance committee by November 20 of each year indicating his or her intent not to stand for re-election at the subsequent annual meeting of the shareholders. If, however, upon review, the board governance committee shall determine that there is a continuing need on the Board for the type of qualifications the resigning director provides, then such director may be asked to become a candidate for re-election. Additionally, upon a substantial change in principal employment, a director should offer his or her resignation.

As part of this policy, the Company provides an Outside Directors' Retirement Plan under which the Company will pay a retirement benefit to non-officer directors who have served for two or more years when their directorships terminate. The annual amount of that benefit will be equal to the director's annual retainer (currently $20,500) when he or she ceases to be a director, plus a value assigned to the November option grant (currently about $10,000). Directors may elect to have the benefit paid quarterly for a period of years following termination of active service which equals the length of time he or she served as an outside director up to a maximum of fifteen years. Alternatively, directors may elect to receive the discounted present value of those future payments in one lump sum payment. If a retired director dies while receiving periodic payments, the discounted present value of any remaining payments to which he or she may be entitled will be paid to his or her estate, or upon his or her election, to a surviving spouse.

The Company has transferred funds to a grantor trust created for the purpose of implementing benefits under various nonqualified plans of deferred compensation, including the Directors' Deferred Compensation Plan and the Outside Directors' Retirement Plan (the "Implemented Plans").

Following a Change of Control (generally defined the same as in the 1994 Stock Incentive Plan), no portion of the trust assets may be returned to the Company or any subsidiary unless the trustee determines that that portion of the assets and future earnings on it never will be required to pay benefits and if a majority of the then participants of the Implemented Plan consent to the return of the assets.

Unlike assets held in the trusts created to implement benefits under the Company's tax-qualified plans, assets held in the grantor trust remain subject to the claims of the Company's creditors. If the Company becomes insolvent, the trustee will be required to cease payment of benefits under all Implemented Plans and dispose of trust assets pursuant to the direction of a court of competent jurisdiction.

BOARD COMMITTEES

There are six standing committees of the Board of Directors: the executive committee, the audit committee, the finance committee, the board governance committee, the personnel committee and the executive compensation committee. Current members of the individual committees are named below, with the chairman of each committee named first:

EXECUTIVE                   AUDIT                       FINANCE
- --------------------------  --------------------------  ---------------------------
D. W. Leatherdale           W. H. Kling                 W. J. Driscoll
W. J. Driscoll              W. J. Driscoll              M. R. Bonsignore
P. M. Grieve                M. S. Fowler                R. James
R. L. Hale                  R. James                    W. H. Kling
W. H. Kling                 G. D. Nelson                D. W. Leatherdale
A. M. Pampusch              A. M. Pampusch              I. A. Martin
P. A. Thiele                                            P. A. Thiele

BOARD GOVERNANCE            PERSONNEL                   EXECUTIVE COMPENSATION
- --------------------------  --------------------------  ---------------------------
P. M. Grieve                M. R. Bonsignore            M. R. Bonsignore
M. S. Fowler                P. M. Grieve                P. M. Grieve
R. L. Hale                  R. L. Hale                  R. L. Hale
D. W. Leatherdale           D. W. Leatherdale           B. K. MacLaury
B. K. MacLaury              B. K. MacLaury              I. A. Martin
A. M. Pampusch              I. A. Martin                G. D. Nelson
                            G. D. Nelson

The audit committee is charged with the responsibility for:

    1. Reviewing the annual financial report to shareholders and the annual report (Form 10-K) filed with the Securities and Exchange Commission;

    2.  Reviewing the quarterly reporting process;

    3.  Overseeing the monitoring of the Company's system of internal controls;

    4.     Recommending  annually   to  the  Board   of  Directors,  subject  to
        shareholders' approval, the selection of the Company's independent auditors;

    5. Determining the independent auditors' qualifications, including the firm's membership in the SEC practice section of the AICPA and compliance with that organization's requirements for peer review and independence;

    6.  Confirming the independence of the internal auditors;

    7. Reviewing annually the combined audit plans of the independent auditors and internal auditors;

    8. Meeting with the independent auditors at the completion of their annual audit to review their evaluation of the financial reporting and internal controls of the Company, and any changes required in the originally planned audit program;

    9.  Meeting with the internal auditors on an ongoing basis to review:

        (a) audit results,

        (b) reports on exposures/controls, irregularities and control failures,

        (c) the disposition of recommendations for improvements in internal controls made by internal and independent auditors, and

        (d) any changes required in the originally planned audit program;

    10. Reviewing the reports on examinations by regulatory authorities;

    11. Monitoring the Company's policies and procedures for the review of expenses and perquisites of selected members of executive management;

    12. Overseeing the monitoring of the Company's code of conduct;

    13.   Performing   any   special   reviews,   investigations   or  oversight
        responsibilities required by the Board of Directors or its chairman; and

    14. Reporting to the Board of Directors on the results of the activities of the committee.

The executive committee is charged with the broad responsibility of having and exercising the authority of the Board of Directors in the management of the business of the Company in the interval between meetings of the Board.

The finance committee is responsible for:

    1.  Advising the Board of Directors on corporate financial policy;

    2. Advising the Board of Directors on debt limits and related corporate financial matters;

    3.  Recommending dividend policy to the Board of Directors;

    4.  Reviewing capital plans; and

    5. Recommending to the Board of Directors the investment policy for those investment portfolios specified in resolutions adopted from time to time by the Board, and monitoring the investment performance thereof.

It is the responsibility of the personnel committee to:

    1. Review and recommend to the Board of Directors major changes in personnel policies and employee benefits;

    2.  Review plans to provide management continuity; and

    3. Recommend to the Board of Directors employee and executive compensation policies.

The primary responsibilities of the executive compensation committee are to administer the Company's stock option plan, restricted stock award plan and long-term incentive plan and to approve compensation changes for executive management. Among other things, the committee determines who will participate in each plan as well as the extent and terms of participation.

The primary functions of the board governance committee are to:

    1. Identify and present qualified persons for election and re-election as directors; and

    2. Study, advise and make recommendations to the Board of Directors concerning:

        (a) criteria for Board membership,

        (b) the number of directors to comprise the full Board,

        (c) the Board's composition,

        (d) an annual review of Board performance,

        (e) directors' compensation,

        (f) directors' retirement policy, and

        (g) other related areas assigned by the Board or its chairman.

In determining which persons may be qualified as candidates for election to the Board of Directors, the committee weighs the experience of each possible candidate, the present need on the Board of Directors for that type of experience, and the willingness and availability of such person(s) to serve. It is the policy of the board governance committee to consider any qualified person as a possible candidate for Board of Directors membership, regardless of whether such person was recommended by a committee member or by some other source, provided that such person was nominated in accordance with the procedures set forth in the Company's bylaws. The Company's bylaws provide that nominations, other than those made by or at the direction of the Board, shall be made by timely notice in writing to the Corporate Secretary. To be timely, a shareholder's notice shall be delivered or mailed to and received at the principal executive office of the Company not less than 60 days prior to the date of the meeting, provided, however, that in the event that less than 70 days' notice or prior disclosure of the date of the meeting is given or made to shareholders, notice by the shareholders to be timely must be received not later than the close of business of the 10th day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made. Such shareholder's notice shall set forth (i) as to each person whom such shareholder proposes to nominate for election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the '34 Act, (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (ii) as to the shareholder giving the notice (a) the name and address, as they appear on the Company's share register, of such shareholder and (b) the class and number of shares of the Company's capital stock that are beneficially owned by such shareholder. At the request of the Board, any person nominated by the Board for election as a director shall furnish to the Corporate Secretary that information required to be set forth in a shareholder's notice of nomination which pertains to the nominee. Notices to the Corporate Secretary should be sent to Bruce A. Backberg, Corporate
Secretary, The St. Paul Companies, Inc., 385 Washington Street, St. Paul, Minnesota 55102.

In its action appointing members of the foregoing committees, the Board of Directors has designated each director who is not a member of a particular committee as an alternate who may at any time, at the request of the chairman, serve as a member of the committee.

BOARD AND COMMITTEE MEETINGS

During 1993, the Board of Directors met on four occasions. The board governance, audit and personnel committees each met three times, the finance committee and the executive compensation committee each met four times, and the executive committee met once.

ATTENDANCE AT MEETINGS

Attendance at 1993 Board and committee meetings combined averaged 96%. Each director, other than Dr. Nelson (70%) and Dr. Pampusch (73%), attended more than 75% of the combined total meetings of the Board and committees of the Board on which the director served at any time during the year.

                             SELECTION OF AUDITORS

The independent certified public accounting firm of KPMG Peat Marwick, a member of the international accounting firm Klynveld Peat Marwick Goerdeler, has been selected by the Board of Directors upon recommendation of its audit committee to act as the independent auditor for the Company and its subsidiaries for the current fiscal year. At the Annual Meeting the shareholders will be asked to ratify the Board of Directors' selection. The shares represented by the accompanying proxy will be voted for the ratification of the selection of KPMG Peat Marwick unless otherwise specified by the shareholder. KPMG Peat Marwick, which has served as independent auditor of the Company and its subsidiaries since 1968, is expected to have a representative present at the Annual Shareholders' Meeting. The representative will have an opportunity to make a statement at the meeting and will also be available to respond to appropriate questions of the shareholders.

              PROPOSAL FOR ADOPTION OF AN AMENDMENT TO ARTICLE III
                   OF THE RESTATED ARTICLES OF INCORPORATION

In order to afford appropriate flexibility with respect to the future capitalization of the Company and in order to provide sufficient shares to enable the Board of Directors to consider the declaration of stock splits or other distributions, the Board of Directors has proposed an amendment to the Restated Articles of Incorporation (the "Restated Articles") of the Company to increase the number of shares of voting common stock the Company is authorized to issue from one hundred twenty million shares to two hundred forty million shares. Currently, approximately seventy two million shares are unissued and unreserved.

The Company also has five million authorized undesignated shares, and no change in this number is proposed. Of those five million shares, one million four hundred fifty thousand shares have been designated or issued as Series B Convertible Preferred Stock, and fifty thousand shares have been designated as Series A Junior Participating Preferred Stock.

Although the Board of Directors has made no decision to issue any of the additional shares for which authorization is sought, it has announced its intention to approve, at its May 3, 1994 meeting, management's recommendation that a two-for-one stock split (issuing one additional voting common share for each outstanding share) be declared if the shareholders approve the increase in authorized voting common stock. The Board of Directors believes it is in the best interest of the Company to have the shareholders authorize the increase at this time in order to have sufficient shares available, not only for the possible stock split, but also for issuance of voting common shares for other purposes at the discretion of the Board without the necessity of asking for further shareholder approval. The additional shares would be available for acquisitions, for sale to the public to raise capital and for other corporate purposes.

Additionally, though the Board of Directors has no present plans to declare dividends consisting of rights, warrants, or similar securities, an increase in the number of authorized shares of voting common stock could make it easier for them to do so. Accordingly, one of the effects of the proposal may be to deter or render more difficult attempts to acquire control of the Company. Such dividends could now be issued by the Company with respect to its undesignated shares.

While the Board of Directors has expressed its intention to vote a stock split at its May 3, 1994 meeting if the shareholders approve this increase in the authorized common stock, it is possible that circumstances not now known or anticipated could cause them to refrain from doing so.

The holders of voting common stock do not have preemptive rights.

The following resolution will be offered at the meeting to effect the amendment of Article III of the Restated Articles:

    RESOLVED, that the first sentence of the first paragraph of Article III of the Restated Articles of Incorporation be, and it hereby is, amended to read as follows (new language is shown in bold type and deleted language is shown in brackets): The aggregate number of shares that the corporation has authority to issue is [one hundred twenty five] TWO HUNDRED FORTY FIVE million shares which shall consist of five million undesignated shares and [one hundred twenty] TWO HUNDRED FORTY million shares of voting common stock.

Adoption of the proposed amendment to Article III of the Restated Articles will require the affirmative vote of at least one-half of the voting power of all voting shares entitled to vote at the meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE VOTED AS DIRECTED AND WILL BE VOTED FOR THE PROPOSAL IF NO DIRECTION IS SPECIFIED.

               PROPOSAL FOR ADOPTION OF AN AMENDMENT TO ARTICLE V
                   OF THE RESTATED ARTICLES OF INCORPORATION

Article V of the Restated Articles describes the shareholder vote necessary to approve certain major corporate transactions and to amend specific articles. It currently requires all amendments to the Restated Articles to be approved by shareholders. If this proposal is approved, Article V will be amended to allow the Board of Directors to amend the Restated Articles, to the extent allowed by Minnesota law, without shareholder approval.

Until recently, Minnesota law required all amendments to the articles of incorporation of a Minnesota corporation to be approved by its shareholders. However, as a result of a recent change to Subdivision 3 of Section 302A.402 of the Minnesota Statutes, the Board of Directors, in conjunction with a stock split such as that now being considered, could amend Article III in the manner described in the previous proposal without shareholder approval if the Restated Articles did not prohibit such action.

In order to allow the Board to take such action in the future and to amend the Restated Articles in any other manner that Minnesota law may allow as a result of future legislative action, without being required to obtain shareholder approval, the following resolution will be offered at the meeting to effect the amendment of Article V of the Restated Articles:

    RESOLVED, that Article V of the Restated Articles of Incorporation be, and it hereby is, amended to read as follows (new language is shown in bold type and deleted language is shown in brackets):

    Where shareholder approval, authorization or adoption is required by Chapter 302A, Minnesota Statutes, for any of the following transactions, the vote required for such approval, authorization or adoption shall be the affirmative vote of the holders of at least two-thirds of the voting power of all voting shares: (a) Any plan of merger; (b) Any plan of exchange; (c) Any sale, lease, transfer or other disposition of all or substantially all of the corporation's property and assets, including its good will, not in the usual and regular course of its business; or
    (d) Any dissolution of the corporation.

    WHERE SHAREHOLDER APPROVAL IS REQUIRED BY APPLICABLE LAW [The shareholder vote required] for approval, authorization or adoption of an amendment to these Restated Articles of Incorporation (other than an amendment to this article), THE VOTE REQUIRED FOR SUCH APPROVAL, AUTHORIZATION OR ADOPTION shall be the affirmative vote of the holders of at least one-half of the voting power of all voting shares. WHERE NO SUCH SHAREHOLDER APPROVAL IS REQUIRED BY APPLICABLE LAW, THE BOARD OF DIRECTORS SHALL BE EMPOWERED TO APPROVE, AUTHORIZE OR ADOPT SUCH AMENDMENTS TO THESE RESTATED ARTICLES OF INCORPORATION (OTHER THAN AN AMENDMENT TO THIS ARTICLE) WITHOUT THE APPROVAL OF THE SHAREHOLDERS. The shareholder vote required for approval, authorization or adoption of an amendment to this article shall be the affirmative vote of the holders of at least two-thirds of the voting power of all voting shares. The provisions of this article are not intended either to require that holders of the shares of any class or series of shares vote separately as a class or series or to affect or increase any class or series vote requirement of Chapter 302A, Minnesota Statutes.

Adoption of the proposed amendment to Article V of the Restated Articles will require the affirmative vote of at least two-thirds of the voting power of all voting shares entitled to vote at the meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE VOTED AS DIRECTED AND WILL BE VOTED FOR THE PROPOSAL IF NO DIRECTION IS SPECIFIED.

                          PROPOSAL FOR ADOPTION OF AN
                           AMENDMENT TO ARTICLE III,
                            SECTION 2 OF THE BYLAWS

The Board of Directors is proposing the amendment of Article III of the Company's bylaws to reduce the minimum number of directors from thirteen (13) to ten (10). Under Minnesota law, any amendment to the Company's bylaws which reduces the minimum number of directors required must be approved by the shareholders.

The Company expects to have thirteen directors following the Annual Meeting of Shareholders. If, due to the death, disability or other incapacity of a director, an immediate need for a replacement director arose, the Board of Directors may have to identify and elect a new director in a very short period of time. The Board has determined that to ensure the continued high quality of its directors and to provide sufficient time to identify and recruit high quality replacement directors, it is in the best interests of the Company to reduce the minimum number of directors required from thirteen (13) to ten (10).

The following resolution will be offered at the meeting to effect the amendment of Article III, Section 2 of the bylaws:

    RESOLVED, that Article III, Section 2 of the bylaws be, and it hereby is, amended to read as follows (new language is shown in bold type and deleted language is shown in brackets):

        Section 2. NUMBER AND TERM OF OFFICE. The number of directors shall be at least TEN (10) [thirteen (13)] but not more than eighteen (18), as determined from time to time by the Board. Each director shall be elected to serve for a term that expires at the next regular annual meeting of the shareholders and when a successor is elected and has qualified, or at the time of the earlier death, resignation, removal or disqualification of the director.

Adoption of the proposed Amendment to Article III, Section 2 of the bylaws will require the affirmative vote of at least one-half of the voting power of all voting shares entitled to vote at the meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE VOTED AS DIRECTED, AND WILL BE VOTED FOR THE PROPOSAL IF NO DIRECTION IS SPECIFIED.

                         PROPOSALS FOR APPROVAL OF THE
                           ANNUAL INCENTIVE PLAN AND
                            LONG-TERM INCENTIVE PLAN

THE PROPOSALS

The Company has two cash-based executive compensation plans, the Annual Incentive Plan ("AIP") and the Long-Term Incentive Plan ("LTIP"), which have been in place, accomplishing the purposes for which they were intended, for a number of years. In past years, the Company has described both of these plans to shareholders in its proxy statement. Both are mentioned in the executive compensation committee report in this proxy statement.

Under a new tax law which took effect on January 1, 1994, the Company cannot deduct compensation paid to its Chief Executive Officer and the four other named executives, to the extent such compensation exceeds $1 million per person in any year. Amounts paid under "performance-based" plans are excluded and can be deducted even if they cause total compensation to exceed $1 million. Plans are "performance-based" if they meet certain criteria and are approved by shareholders. The AIP and LTIP (and the 1994 Stock Incentive Plan) are therefore subject to shareholder approval and will be approved "performance-based plans" if they receive the affirmative vote of the holders of a majority of the voting power of the voting shares present and entitled to vote at the meeting.

SUMMARY OF THE PLANS

ANNUAL INCENTIVE PLAN

PURPOSE. The purpose of the AIP is to provide key executives with financial incentives which will motivate and reward performance that achieves established goals, including annual corporate earnings and business unit performance objectives.

ELIGIBILITY. Executive officers of the Company (as defined under Rule 3b-7 of the Securities Exchange Act of 1934) at the end of the previous fiscal year are eligible to participate in the AIP. The participants will be those eligible executive officers who are selected prior to the beginning of the AIP plan year by the executive compensation committee to receive awards for the plan year.

AWARDS UNDER THE AIP. The executive compensation committee of the Board of Directors administers the AIP and approves awards based on the achievement of Company objectives. For purposes of the AIP, the Committee may consider only the following measures: total shareholder return, return on equity, earnings per share, expense management, business unit achievement of profit or revenue targets, revenues, net income, operating income, or any combination thereof. Maximum awards to the eligible participants under the AIP range from 50%-105% of annual base salary as in effect on March 31 of the year for which the bonus is based. In no event shall the annual base salary used to compute a maximum award exceed 120% of the annual base salary in effect on January 1 of the year for which the bonus is paid. Awards actually paid during the past five years have generally ranged from 0% to 90% of annual base salary. Awards are either paid in cash or deferred, at the election of each participant, during the first quarter of the year following the fiscal year for which the award was earned.

The following table summarizes AIP awards paid in 1994 for 1993 performance.

                                 PLAN BENEFITS
                             ANNUAL INCENTIVE PLAN

        NAME           DOLLAR VALUE ($)
- --------------------   ----------------
D.W. Leatherdale       $       556,420
P.A. Thiele            $       257,400
T.W. McKeown           $       245,700
J.F. Duffy             $       133,333
H.E. Dalton            $        95,689
Executive Group        $     1,877,945

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE VOTED AS DIRECTED AND WILL BE VOTED FOR THE PROPOSAL IF NO DIRECTION IS SPECIFIED.

LONG-TERM INCENTIVE PLAN

PURPOSE.   The purpose of the LTIP is to further the growth and profitability of the Company by offering key employees the opportunity to receive incentive awards based on the successful achievement of certain long-range Company goals.

ELIGIBILITY. The executive compensation committee of the Board of Directors administers the LTIP and has discretion to identify the individual employees who will be eligible to participate in the LTIP based on their determination that such employees' performance may have a significant impact on the long-term success of the Company. Currently, eighteen employees, including the five named executive officers, participate.

AWARDS UNDER THE LTIP. Under the LTIP, incentive awards are paid to participants on the basis of the Company's performance over a rolling three-year period. Currently, performance is measured based on the Company's total shareholder return and return on equity as compared to that of a peer group of companies in the property and casualty insurance industry. Additional performance measures that may be used are earnings per share, expense management, revenues, net income, operating income, or any combination thereof. Minimum threshold performance levels exist and must be attained before any awards are earned. Maximum awards for each three-year performance period under the LTIP are approximately 45% of the average annual base salary in effect over the three-year performance period. In no event shall the average base salary used to compute a maximum award exceed 150% of the annual salary in effect on January 1 of the first year of the three-year period. Actual awards paid during the past five years have generally ranged from 16% to 42% of average annual base salary. Awards are paid in cash during the first quarter of the year following the final year of a given three-year performance period. The following table summarizes the LTIP awards earned for the three-year period ended December 31, 1993.

                                 PLAN BENEFITS
                            LONG-TERM INCENTIVE PLAN

        NAME           DOLLAR VALUE ($)
- --------------------   ----------------
D.W. Leatherdale       $       150,814
P.A. Thiele            $        59,913
T.W. McKeown           $        54,337
J.F. Duffy             $        54,337
H.E. Dalton            $        34,813
Executive Group        $       416,831
Non-Executive
Officer Employee
Group                  $       385,386

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE VOTED AS DIRECTED AND WILL BE VOTED FOR THE PROPOSAL IF NO DIRECTION IS SPECIFIED.

             PROPOSAL FOR ADOPTION OF THE 1994 STOCK INCENTIVE PLAN

On February 1, 1994 the Company's Board of Directors, having determined that a new stock incentive plan was necessary in order to continue to attract, retain and reward key employees and non-employee directors, approved the proposed 1994 Stock Incentive Plan (the "Plan"), subject to the approval of the shareholders. The Plan provides for awards of stock options ("options"), rights ("rights") and restricted stock to participating eligible employees and option awards to non-employee directors.

SUMMARY OF THE PLAN

GENERAL. Key executives of the Company and its subsidiaries are eligible to participate in the Plan. The maximum number of shares of common stock that may be issued under the Plan will be 2,000,000 (or 4,000,000, if the currently contemplated two-for-one stock split takes place). No more than 20% of the shares subject to the Plan may be granted as restricted stock. Any shares available for issuance under the Company's 1988 Stock Option Plan (approximately 307,735 shares) or its Restricted Stock Award Plan (approximately 343,693 shares) will cease to be available for grant on May 4, 1994, if the Plan is approved by shareholders. Shares of common stock subject to awards of options, rights or restricted stock which expire unexercised, or are forfeited, terminated or canceled, in whole or in part, will automatically again become available for grant under the Plan under most circumstances. In the event of any stock dividend or split, recapitalization, merger, consolidation, spin-off, combination, or other change in the corporate structure or shares of the Company, appropriate adjustments will be made to the number and kind of shares reserved under the Plan and under outstanding awards, and to the exercise price of outstanding options. The Board may amend the Plan in any respect without shareholder approval, unless shareholder approval is then required in order for the Plan to continue to comply with Rule 16b-3 of the Securities and Exchange Act of 1934 (the " '34 Act"). In addition, no amendment may adversely affect any outstanding award to any Plan participant without that participant's consent. The Plan will terminate on May 3, 2004, and may be terminated before that date by action of the Board. No right or interest in any award under the Plan may be assigned or transferred by a participant, except by will or the laws of descent and distribution, or subjected to debts or liabilities of any person.

ADMINISTRATION. The Plan will be administered by the executive compensation committee (the "Committee") of the Board. The Committee will, among other things, select participants which will be granted awards under the Plan, determine the nature, extent, timing, exercise price, vesting and duration of awards, and prescribe all other terms and conditions of awards that are consistent with the Plan.

OPTIONS. Options must be granted with an exercise price equal to at least the fair market value of the common stock on the date of grant. On March 8, 1994, the closing price of one share of common stock on the New York Stock Exchange was $79.00.

Options will become exercisable at such times as may be determined by the Committee, provided that options may not become exercisable prior to one year from their date of grant, in the absence of the optionee's death or a Change of Control of the Company, and may not be exercisable after ten years from their date of grant. Options may be granted as incentive stock options, within the meaning of Internal Revenue Code Section 422, or as nonstatutory stock options.

The exercise price of options must be paid in cash or by transfer of shares of common stock (either previously owned by the participant or to be acquired upon option exercise).

No participant may be granted options with respect to more than 400,000 shares (800,000 if the contemplated stock split is approved) of common stock during the term of the Plan.

Non-employee directors of the Company will receive stock option grants covering 500 common shares (1,000 if the contemplated stock split is approved) at the first Board meeting each November. Such options will be granted at the market price of the Company's stock on the date of grant and, generally, will include the same provisions as options granted to other participants under the Plan, provided that the Committee will not have discretion to amend or modify the terms of any outstanding awards. Non-employee directors are not eligible for awards of rights or restricted stock.

RIGHTS. A right permits an optionee to surrender all or part of the shares subject to an option rather than exercise the option with respect to such shares and in connection with the surrender to receive payment equal to the fair market value of the surrendered option shares determined on the right exercise date less the aggregate option exercise price of the shares surrendered. The Committee determines whether a right will be granted in conjunction with any or all of the shares subject to an option granted under the Plan and whether to grant a right with respect to an option previously granted without a related right. A right may only be exercised if the related option is exercisable and terminates when the related option terminates. Shares subject to any portion of an option as to which rights are exercised will not be available for future options. The Committee also determines whether payment with respect to a right will be paid in cash or shares of the Company's common stock or a combination of cash and shares. No participant may be granted rights with respect to more than 400,000 shares (800,000 if the contemplated stock split is approved) during the term of the Plan.

RESTRICTED STOCK. A restricted stock award is an award of common stock that vests at such time (at least one year after the date of award) and in such installments as may be determined by the Committee and, until it vests, is subject to restrictions on transferability and to the possibility of forfeiture. The Committee may impose such restrictions or conditions to the vesting of restricted stock awards as it deems appropriate, including that the participant remain in the continuous employ of the Company or a subsidiary for a certain period or that the participant or the Company (or any subsidiary or division of the Company) satisfies certain performance goals or criteria. No more than twenty percent of all shares subject to the Plan may be granted as restricted stock. No participant may be granted more than 50,000 shares (100,000 if the contemplated stock split is approved) of restricted stock during the term of the Plan.

OTHER AWARD TERMS. The Committee determines the time or times at which an option or right becomes exercisable, and restricted stock becomes vested. If an option or right is not fully exercisable or restricted stock is not fully vested at the time of occurrence of a Change of Control, as defined, all portions of the option or right become immediately exercisable in full and all restricted stock awards become fully vested.

"Change of Control" is defined to mean a change of control of the Company of the nature that would be required to be reported to the Securities and Exchange Commission on Form 8-K pursuant to the '34 Act, with such Change of Control to be deemed to have occurred when (a) any person, as defined in the '34 Act, other than the Company or a Company subsidiary, or one of their employee benefit plans is or becomes the beneficial owner of 50% or more of the Company's common stock or (b) members of the Board of Directors on May 3, 1994 (the "Incumbent Board") cease to constitute a majority thereof (provided that persons subsequently becoming directors with the approval of directors comprising at least three-quarters of the Incumbent Board shall be considered as members of the Incumbent Board).

TERMINATION OF EMPLOYMENT. Each option and right terminates at the earliest of ten years after the date of grant, three years after retirement, immediately if employment is terminated for cause, one month after any voluntary termination of employment other than retirement (but the option in this case may only be exercised to the extent it was exercisable on the date of termination of employment), or any earlier time set by the Committee at the time of option or right grant. Special provisions apply in the case of death of an optionee. Restricted stock awards that have not vested at the time of termination of employment will be forfeited.

FEDERAL INCOME TAX CONSEQUENCES. OPTIONS/ RIGHTS. An optionee will not incur any U.S. federal income tax liability as a result of the grant of an incentive stock option, nonstatutory stock option or right. As a general rule, an optionee will not incur any federal income tax liability as a result of the exercise of an incentive stock option (but certain optionees may be subject to the federal alternative minimum tax upon such exercise). As a general rule, an optionee will recognize ordinary income for the year in which the optionee exercises a nonstatutory stock option. The amount of the income will be equal to the fair market value of the shares acquired upon exercise (determined on the date of exercise) over the amount paid for the shares. With respect to rights, an optionee will generally recognize ordinary income upon the exercise of the rights. The amount of the income will be equal to the excess of the fair market value (determined on the date of exercise) of the number of shares which corresponds with the number of rights being exercised over the aggregate exercise price of the related option shares. The amounts of ordinary income recognized by an optionee in connection with the exercise of options and rights is generally treated as compensation and is subject to federal income tax withholding and employment-related taxes. At the time of sale of shares acquired upon exercise of an incentive stock option, the difference between the amount paid for the shares and the sale price will be taxed at long-term capital gain rates, provided that the shares have been held for at least one year after exercise of the option and at least two years after the date of option grant. Any earlier sale (disqualifying disposition) will cause the part of the gain generally equal to the difference between the amount paid for the shares and their value at the date of exercise to be taxed as ordinary income and the balance at long-term capital gain rates if the shares have been held for at least one year after exercise. At the time of sale of shares acquired upon exercise of a nonstatutory stock option or a right, the difference between the value of the shares on the date of exercise and the sale price will be taxed at long-term capital gain rates if the shares have been held for at least one year after exercise.

The Company is generally entitled to a business expense deduction on its federal income tax return in an amount corresponding to any amount an optionee is required to report as ordinary income as a result of a disqualifying disposition of incentive stock option shares or as a result of the exercise of a nonstatutory stock option or right. The Company must generally comply with the federal income tax withholding requirements in order to claim the corresponding deduction.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE VOTED AS DIRECTED AND WILL BE VOTED FOR THE PROPOSAL IF NO DIRECTION IS SPECIFIED.

                             EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

PROGRAM PHILOSOPHY

The guiding philosophies of The St. Paul Companies' executive compensation program are to:

    - Provide an industry-competitive
      compensation program, with an emphasis on incentive pay which links pay to performance, both long-and short-term, and which provides the opportunity to earn compensation above the competitive market when the Company's performance exceeds that of its peers.

    - Ensure that executive compensation,
      over time, closely reflects long-term shareholder return.

The compensation of the Company's top executives is reviewed and approved by the executive compensation committee, which is comprised ENTIRELY OF NON-EMPLOYEE DIRECTORS. The committee has access to compensation consultants and survey information on executive compensation levels in the property-liability insurance industry.

PROGRAM ELEMENTS

There are three elements of the Company's executive compensation program:

    - Base salary compensation.

    - Annual incentive compensation.

    - Long-term incentive compensation.

Base salary compensation for senior executives, including those listed in the Summary Compensation Table, is targeted to be at the 50th percentile of companies in our industry, such as Aetna, Chubb, CIGNA, CNA, Continental, USF&G, Allstate, Crum & Forster, Travelers, Farmers Insurance, GEICO, Hartford, Kemper, Liberty Mutual, Nationwide and State Farm ("Base Target Salary"). The first six companies listed are included in the group of companies used in the combined index of companies included in the total return graph on page 26. Actual base salary levels generally vary between 80%-120% of this level based upon the potential impact the individual has on the Company, the skills and experiences the executive brings to the job, and the performance and potential of the incumbent in the job.

Annual and long-term incentive compensation opportunities are set so that actual payouts are very leveraged to performance (e.g., below 50th percentile performance versus our industry peers will generate below 50th percentile incentive compensation, while 75th percentile or above performance will yield 75th percentile or above incentive compensation).

Annual incentive compensation for executive officers is based on established performance goals, primarily corporate earnings per share and business unit operating performance, and also includes an overall assessment by the executive compensation committee of each executive's performance. Maximum annual incentive opportunities for executive officers range from 50%-105% of annual base salary. In addition to the five executive officers approximately 165 officers participate in this plan with a maximum annual incentive opportunity ranging from 15% to 50% of annual base salary. If the Annual Incentive Plan described on pages 14 and 15 is approved by shareholders, selected executive officers will participate in that Annual Incentive Plan rather than in this more broadly based annual incentive program.

Long-term incentive compensation consists of a three-year cash incentive plan, a stock option plan and restricted stock. (Subject to shareholder approval, future stock option and restricted stock awards will be granted under the Company's 1994 Stock Incentive Plan. Shareholder approval of the Company's Long-Term Incentive Plan is also being sought). Long-term incentive compensation is offered only to those key employees who can make a material impact on the Company's long-term performance.

    - Long-term cash incentive awards are
      currently earned based on the Company's three-year financial performance as measured by return on equity and total shareholder return as compared to a peer group of 12 companies(1) in our industry (the "Peer Group"). 18 officers participate in this plan.

    - The number of stock options
      awarded to an executive is based on the executive's target option level and the following factors, which are listed in order of relative importance: the Company's return on equity and total shareholder return, individual performance, individual responsibilities and individual potential. Target option levels are established in accordance with industry norms, as determined by an independent compensation consultant. Grants generally range between 50%-150% of the target levels, based on the factors listed above. Currently, neither the number of options previously granted to nor the options currently held by a potential recipient is considered when grants are awarded. In future years, upon receipt of shareholder approval, stock options to individuals will be limited. Stock options are granted at the fair market value on the date of grant, carry a ten-year term, and, beginning with options granted in 1994, vest one year after grant date. Approximately 110 officers participate in this plan.

    - Restricted stock is used very
selectively to attract and retain key executives. Over the last two years approximately 7 officers have received restricted stock grants. The total number of shares granted over the two years was 16,000 shares.

- ------------------------
(1)Aetna, AIG, Chubb, CIGNA, CNA, Continental, General Re, Lincoln National, Ohio Casualty, Safeco, Travelers and USF&G.

CHANGES TO THE COMPENSATION PROGRAM DURING THE LAST FISCAL YEAR

The Stock Option Plan was reviewed to ensure that grant guidelines were competitive with the Peer Group and leveraged to performance. The grant provisions were changed from immediate vesting to one year vesting.

$1 MILLION COMPENSATION LIMIT ON DEDUCTIBILITY

Section 162(m) of the Internal Revenue Code prohibits the Company from deducting executive compensation in excess of $1 million, unless certain standards are met, to its Chief Executive Officer or to any of the other four executive officers named in the Summary Compensation Table. The Committee has determined that it will make every reasonable effort, consistent with sound executive compensation principles and the needs of the Company, to ensure that all amounts paid to the Company's Chief Executive Officer or to any of the other named executive officers are deductible by the Company.

CEO COMPENSATION

The   methods  for  determining   Mr.  Leatherdale's  Base   Target  Salary  and
opportunities under the Company's annual and long-term incentive compensation plans are described in the "Program Elements" section of this report.

Mr. Leatherdale's annualized base salary was $611,450 at the beginning of 1994. In March of 1994, he received a salary increase of $73,550 per year. This salary increase, which sets Mr. Leatherdale's salary at 100% of his Base Target Salary, was based primarily on the Company's profitability in 1993.

Mr. Leatherdale has an annual incentive award maximum of 105% of base salary. For 1993, Mr. Leatherdale received an annual incentive award of $556,420. The award was based upon the Company's 1993 operating earnings of $8.55 per share and the Board's overall assessment of his and the Company's performance.

Mr. Leatherdale received a $150,814 payout from the long-term cash incentive plan in March of 1994. This payout was based on our 1991-1993 return on equity and total shareholder return, which ranked fourth and ninth, respectively, as compared to the Peer Group.

On February 1, 1994, Mr. Leatherdale was granted 22,100 stock options with an exercise price of $86.375 per share. The number represents 130% of his target option level, based on the previously described factors. Mr. Leatherdale's 1993 grant of 9,000 options represents 96% of his target level. Factors considered in determining the size of the grant include the following, in order of relative importance: the Company's return on equity and total shareholder return, individual performance, individual responsibilities and individual potential.

OTHER NAMED OFFICER COMPENSATION

The other four named executive officers received salary increases ranging from $14,980 to $40,000 effective in March of 1994. Those executive officers received annual incentive awards for 1993 ranging from $95,689 to $257,400. They received long-term incentive payouts ranging from $34,813 to $59,913, and stock option grants, ranging from 3,750 to 10,400 shares. The criteria for payouts and grants under these plans are the same as for the CEO.

The preceding report was issued by the Executive Compensation Committee comprised of M. Bonsignore (Chairman), P. Grieve, R. Hale, B. MacLaury, I. Martin and G. Nelson.

The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company.

                           SUMMARY COMPENSATION TABLE

                                                         LONG-TERM COMPENSATION
                                                 ---------------------------------------
                                                          AWARDS              PAYOUTS
                                                 -------------------------  ------------
                       ANNUAL COMPENSATION          (E)           (F)           (G)
       (A)         ----------------------------  RESTRICTED   SECURITIES     LONG-TERM        (H)
    NAME AND               (C)                     STOCK      UNDERLYING     INCENTIVE     ALL OTHER
    PRINCIPAL      (B)    SALARY       (D)        AWARD(S)   OPTIONS/ SARS  PLAN PAYOUTS  COMPENSATION
     POSITION      YEAR   ($)(1)   BONUS ($)(2)    ($)(3)         (#)          ($)(4)        ($)(5)
- -----------------  ----  --------  ------------  ----------  -------------  ------------  ------------
D. W. Leatherdale  1993  $611,450  $   556,420   $       0         9,000    $  150,814    $   81,318
 Chairman,         1992  $628,310  $         0   $       0        15,600    $  134,917    $   89,311
 President and     1991  $564,940  $   389,520   $  48,516        17,030    $  195,336
 Chief Executive
 Officer
P. A. Thiele       1993  $313,654  $   257,400   $       0         7,500    $   59,913    $   38,344
 Executive Vice    1992  $290,769  $         0   $       0         6,500    $   49,324    $   59,285
 President and     1991  $233,846  $   129,326   $ 142,197         3,225    $   61,364
 Chief Financial
 Officer
T. W. McKeown      1993  $315,000  $   245,700   $       0         5,000    $   54,337    $   45,398
 Executive Vice    1992  $324,231  $         0   $       0         6,500    $   50,160    $   37,406
 President and     1991  $292,308  $   140,338   $  13,728         5,790    $   83,248
 Chief
 Administrative
 Officer
J. F. Duffy        1993  $250,000  $   133,333   $       0         4,000    $   54,337    $   32,913
 President--St.    1992  $259,616  $         0   $       0         2,500    $   50,160    $   34,975
 Paul Reinsurance  1991  $246,423  $   105,253   $  10,781         3,860    $   83,248
H. E. Dalton       1993  $206,786  $    95,689   $       0         1,500    $   34,813    $   28,608
 Sr. Vice          1992  $205,923  $    41,810   $       0         2,600    $   26,823    $   21,943
 President and     1991  $188,723  $    67,005   $       0         2,690    $   41,336
 Chief Accounting
 Officer

- ------------------------------
(1) Salaries in 1993 reflect 26 pay periods and salaries in 1992 reflect 27 pay periods.
(2) Amounts shown were earned in the year indicated and paid under the annual incentive program in the immediately following year.
(3) As of December 31, 1993, Mr. Leatherdale and Mr. Thiele held 1,000 and 2,000 restricted shares, respectively, having market values of $89,875 and $179,750, respectively. Mr. Leatherdale's restricted shares were received in 1989 as part of a total award of 5,000 shares. Under the terms of that award, 1,000 shares vest each year, upon the condition that he continues to be employed by the Company. Under the terms of Mr. Thiele's 1991 award, 1,000 shares will vest in each of 1995 and 1996 if he is then employed by the Company. With the exception of Mr. Thiele's 1991 award, all other restricted stock awards reflected in this column were received by the named executives to compensate them for stock  they  would  have  received  under  the  Company's  Employee  Stock
      Ownership Plan but for Internal Revenue Code limitations. Shares  received were  as follows: Mr. Leatherdale--675; Mr. Thiele--121; Mr. McKeown--191;
      Mr. Duffy--150. All such shares  vested three months after being  granted.
      Recipients  of  restricted  stock  awards  are  entitled  to  receive  any dividends paid on the shares.
(4)   Amounts shown  were earned  based on  Company performance  over a  rolling three-year  period ending in  the year indicated.  Payouts occurred in the following year.
(5)   Amounts shown in this column for the fiscal year ending December 31,  1993 consist of the following:
      Savings  Plus Preferred Stock Fund contributions  (in the form of Series B convertible preferred stock and cash,  under the Preferred Stock Fund  and
      Benefit  Equalization  Plan,  respectively)  were  made  in  the following amounts for each  executive officer: Mr.  Leatherdale $22,012; Mr.  Thiele
      $10,079; Mr. McKeown $11,399; Mr. Duffy $8,999 and Mr. Dalton $7,200.
      Common  stock, with a fair  market value of $19,105  on December 31, 1993, was allocated  by the  Company  under the  Employee Stock  Ownership  Plan
      (ESOP)  to the ESOP  accounts of Messrs.  Leatherdale, Thiele, McKeown and
      Dalton. Mr. Duffy's allocation had a fair market value of $18,956.
      Cash payments were  made by  the Company to  each of  the named  executive officers  in the  amount of  $26,203 for  Mr. Leatherdale,  $5,671 for Mr.
      Thiele, $4,589  for Mr.  McKeown, and  $142  for Mr.  Dalton in  order  to compensate for a portion of their ESOP award which could not be granted in stock under the ESOP plan due to U. S. tax law.
      Under   the  Company's  Executive  Post-Retirement  Life  Insurance  Plan,
      insurance premiums were paid on behalf of each named executive officer  in the  amount of $13,997 for Mr. Leatherdale, $3,487 for Mr. Thiele, $10,304
      for Mr. McKeown, $4,957 for Mr. Duffy and $2,161 for Mr. Dalton. The  plan does not involve a split-dollar arrangement.

The following tables summarize option grants and exercises during fiscal 1993 to or by the executive officers named in the Summary Compensation Table and the value of the options held by such persons at the end of fiscal 1993.

                          OPTION & SAR GRANTS IN 1993

                               INDIVIDUAL GRANTS
- -------------------------------------------------------------------------------    POTENTIAL REALIZABLE
                                               (C)                               VALUE AT ASSUMED ANNUAL
                              (B)          % OF TOTAL                              RATES OF STOCK PRICE
                           SECURITIES        OPTIONS                                 APPRECIATION FOR
                           UNDERLYING       AND SARS        (D)                      OPTION TERM (2)
                         OPTIONS/ SARS     GRANTED TO   EXERCISE OR     (E)      ------------------------
         (A)              GRANTED (1)       EMPLOYEES   BASE PRICE   EXPIRATION     (F)          (G)
        NAME                (NUMBER)         IN 1993     ($/SHARE)      DATE       5% ($)      10% ($)
- ---------------------  ------------------  -----------  -----------  ----------  ----------  ------------
D. W. Leatherdale        9,000 options           5.9%    $   79.00    02/01/03   $  446,989  $  1,132,669
P. A. Thiele             7,500 options           4.9%    $   79.00    02/01/03   $  372,491  $    943,891
T. W. McKeown            5,000 options           3.3%    $   79.00    02/01/03   $  248,327  $    629,261
J. F. Duffy              4,000 options           2.6%    $   79.00    02/01/03   $  198,662  $    503,409
H. E. Dalton             1,500 options           0.9%    $   79.00    02/01/03   $   74,498  $    188,778

- ------------------------
(1) Options were granted and immediately became exercisable on February 2, 1993. No stock appreciation rights (SARs) were granted in 1993.
(2) Assumes options are held until the last date exercisable (2/1/03) and that the stock price has appreciated at compound annual rates of 5% (column
      (F)) and 10% (column (G)). Any such percentage increase would benefit all shareholders in the same manner.

       AGGREGATED OPTION AND SAR EXERCISES IN 1993 AND 12-31-93 YEAR END
                             OPTION/SAR VALUES (1)

                                                                                                          VALUE OF
                                                                                  NUMBER OF              UNEXERCISED
                                                                            SECURITIES UNDERLYING       IN-THE-MONEY
                                                                             UNEXERCISED OPTIONS/    OPTIONS AND SARS AT
                                                                            SARS AT 12/31/93 (#) -     12/31/93 ($) -
                                          SHARES ACQUIRED ON     VALUE         EXERCISABLE(EX)/       EXERCISABLE(EX)/
                  NAME                       EXERCISE (#)     REALIZED ($)   UNEXERCISABLE(UNEX)     UNEXERCISABLE(UNEX)
- ----------------------------------------  ------------------  ------------  ----------------------   -------------------
D. W. Leatherdale                                     0            $  0               57,945(ex)         1$,422,141(ex)
                                                                                           0(unex)              $0(unex)
P. A. Thiele                                          0              $0               20,855(ex)          $408,127(ex)
                                                                                           0(unex)              $0(unex)
T. W. McKeown                                         0              $0               27,875(ex)          $708,759(ex)
                                                                                           0(unex)              $0(unex)
J. F. Duffy                                           0            $  0               20,490(ex)          $567,561(ex)
                                                                                           0(unex)              $0(unex)
H. E. Dalton                                          0            $  0               13,105(ex)          $367,283(ex)
                                                                                           0(unex)              $0(unex)

- ------------------------
(1)   No SARs were outstanding during 1993.

The following table shows each potential Long-Term Incentive Plan award made to the executive officers named in the Summary Compensation Table for the 1993 fiscal year.

              LONG-TERM INCENTIVE PLAN--AWARDS IN LAST FISCAL YEAR

                            (B)         ESTIMATED FUTURE PAYOUTS UNDER
                        PERFORMANCE       NON-STOCK PRICE-BASED PLANS
                         OR OTHER     -----------------------------------
                       PERIOD UNTIL       (C)         (D)         (E)
         (A)           MATURATION OR   THRESHOLD     TARGET     MAXIMUM
        NAME              PAYOUT          ($)         ($)         ($)
- ---------------------  -------------  -----------  ----------  ----------
D. W. Leatherdale          12/31/95    $  40,259   $  208,004  $  335,491
P. A. Thiele               12/31/95    $  17,363   $   89,707  $  144,689
T. W. McKeown              12/31/95    $  14,504   $   74,939  $  120,869
J. F. Duffy                12/31/95    $  16,215   $   83,777  $  135,124
H. E. Dalton               12/31/95    $  11,238   $   58,065  $   93,654

These potential threshold, target and maximum awards under the Company's Long-Term Incentive Plan are based on the executives' current and estimated target salary levels. The goals for the applicable performance cycle are based on a performance standard which is weighted 40% on the Company's return on common equity and 60% on total shareholder return compared to that of the Peer Group over a three-year time period ending December 31, 1995. Awards earned are paid in cash during the quarter following the end of the applicable performance cycle.

The following table shows estimated annual benefits payable upon retirement at age 65 under all defined benefit plans of the Company.

                               PENSION PLAN TABLE

                                    YEARS OF SERVICE
               ----------------------------------------------------------
REMUNERATION       15          20          25          30          35
- -------------  ----------  ----------  ----------  ----------  ----------
 $   125,000   $   33,750  $   45,000  $   56,250  $   67,500  $   67,500
 $   150,000       40,500      54,000      67,500      81,000      81,000
 $   175,000       47,250      63,000      78,750      94,500      94,500
 $   200,000       54,000      72,000      90,000     108,000     108,000
 $   225,000       60,750      81,000     101,250     121,500     121,500
 $   250,000       67,500      90,000     112,500     135,000     135,000
 $   300,000       81,000     108,000     135,000     162,000     162,000
 $   350,000       94,500     126,000     157,500     189,000     189,000
 $   400,000      108,000     144,000     180,000     216,000     216,000
 $   450,000      121,500     162,000     202,500     243,000     243,000
 $   500,000      135,000     180,000     225,000     270,000     270,000
 $ 1,000,000      270,000     360,000     450,000     540,000     540,000
 $ 1,500,000      405,000     540,000     675,000     810,000     810,000

All of the executive officers named in the Summary Compensation Table participate in the Company's defined benefit pension plans. The amount of their remuneration which is covered by the plans is the amount set forth in columns
(C) and (D) of the Summary Compensation Table. Plan benefits are calculated on the basis of a life annuity and are subject to integration with Social Security. Certain highly compensated Company employees may be entitled to slightly increased benefits under the plans, based on a formula of either 55% of final average compensation prorated over 30 years, without any integration with Social Security (including Messrs. Leatherdale, Duffy and Dalton), or 60% of final average compensation prorated over 30 years, subject to integration with Social Security

(Mr. McKeown). Based on those calculations, Messrs. Leatherdale, Duffy and Dalton may be entitled to increased benefit amounts of approximately one percent more than benefits represented in the Pension Plan Table, and Mr. McKeown may be entitled to approximately six percent more in such benefits. These differing payments are the result of their pension benefits being grandfathered under a pension plan formula which was in place prior to 1989. The formula was changed in 1989 to comply with Internal Revenue Code requirements. The current number of credited years of service for those officers is as follows: Mr. Leatherdale--22; Mr. Thiele--14; Mr. McKeown--16; Mr. Duffy--12; and Mr. Dalton--6. Retirement benefits for all of these individuals are fully vested.

The following graph shows a five-year comparison of cumulative total returns for the Company, the S&P 500 composite index and an index of peer companies selected by the Company.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                          THE ST. PAUL COMPANIES, INC.
              S&P 500 INDEX AND COMBINED S&P PROPERTY-CASUALTY AND
                          MULTILINE INSURANCE INDEXES

[The following depiction of Shareholder Return shall not be deemed incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended.]

                                                                          ST. PAUL      COMBINE S&P      S&P 500
                                                                         -----------  ---------------  -----------
1988...................................................................       100           100             100
1989...................................................................       140.86        140.44          131.49
1990...................................................................       155.10        123.59          127.32
1991...................................................................       186.43        160.68          166.21
1992...................................................................       203.86        184.55          178.96
1993...................................................................       245.31        197.01          196.84

Assumes $100 invested on December 31, 1988.

Companies in the combined S&P Property-Casualty and Multiline Insurance Indexes are as follows: The St. Paul Companies, Inc., SAFECO Corporation, General Re Corporation, Continental Corporation, USF&G Corporation, The Chubb Corporation, Aetna Life and Casualty Company, American International Group, Inc., CIGNA Corporation, and CNA Financial Corporation. Returns of each of the companies included in the combined index have been weighted according to their respective market capitalizations. This group of companies closely approximates the Peer Group against which the Company compares its performance under its Long-Term Incentive Plan.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of capital stock of the Company by each person known to own 5% or more of the outstanding shares of each class of the Company's capital stock, each director nominee of the Company, each of the executive officers of the Company included in the Summary Compensation Table, and all director nominees and executive officers of the Company as a group. Except as otherwise indicated, the shareholders indicated in the table have sole voting and investment powers with respect to the capital stock owned by them.

                                                                                    PERCENT OF   PERCENT OF CLASS OF
                                                               AMOUNT AND NATURE      CLASS            SERIES B
                    NAME AND ADDRESS OF                          OF BENEFICIAL      OF COMMON        CONVERTIBLE
                      BENEFICIAL OWNER                             OWNERSHIP          STOCK      PREFERRED STOCK (6)
- ------------------------------------------------------------  -------------------   ----------   --------------------
First Bank System, Inc.
    and Subsidiaries
  601 2nd Avenue South
  Minneapolis, MN 55402                                       3,742,295(1)             8.84                  0
The Capital Group, Inc.
  333 South Hope Street
  Los Angeles, CA 90071                                       2,507,050(2)             5.92                  0
Delaware Management
    Company, Inc.
  10 Penn Center Plaza
  Philadelphia, PA 19103                                      2,797,231(3)             6.61                  0
State Street Bank
    and Trust Company
  P.O. Box 1992
  Boston, MA 02105                                            2,792,987(4)             6.28(4)             100(4)
D. W. Leatherdale                                                95,011(5)              *                    0
T. W. McKeown                                                    43,670(5)              *                    0
P. A. Thiele                                                     26,688(5)              *                    0
J. F. Duffy                                                      32,176(5)              *                    0
H. E. Dalton                                                     16,137(5)              *                    0
M. R. Bonsignore                                                  2,062(5)              *                    0
J. H. Dasburg                                                       500(5)              *                    0
W. J. Driscoll                                                    6,562(5)              *                    0
M. S. Fowler                                                      3,062(5)              *                    0

                                                                                    PERCENT OF   PERCENT OF CLASS OF
                                                               AMOUNT AND NATURE      CLASS            SERIES B
                    NAME AND ADDRESS OF                          OF BENEFICIAL      OF COMMON        CONVERTIBLE
                      BENEFICIAL OWNER                             OWNERSHIP          STOCK      PREFERRED STOCK (6)
- ------------------------------------------------------------  -------------------   ----------   --------------------
P. M. Grieve                                                      4,762(5)              *                    0
R. James                                                            616(5)              *                    0
W. H. Kling                                                       3,562(5)              *                    0
B. K. MacLaury                                                    2,242(5)              *                    0
I. A. Martin                                                        900(5)              *                    0
G. D. Nelson, M.D.                                                3,265(5)              *                    0
A. M. Pampusch, Ph.D.                                             2,630(5)              *                    0
All Director Nominees and Executive Officers as a Group (23
  Persons)                                                      300,482(5)              *                    0

- ------------------------
* Indicates ownership of less than 1% of the Company's outstanding common stock.
(1) These figures, as of December 31, 1993, were reported in a Schedule 13G filed with the Securities and Exchange Commission. With respect to those shares, First Bank System, Inc. and its subsidiaries (together the "First Bank System") had sole power to direct the vote of 921,428 shares, shared power to direct the vote of 2,753,972 shares, sole power to direct the disposition of 777,760 shares and shared power to direct the disposition of 2,896,261 shares. Of the total beneficially owned by First Bank System, First Trust National Association ("First Trust"), a subsidiary of First Bank System, beneficially owned 1,304,103 shares in its capacity as trustee of the Company's Employee Stock Ownership Plan Trust. First Trust has advised the Company that no beneficiary of any account for which it acts as fiduciary owns beneficially through such account as much as 5% of the outstanding common stock of the Company.
(2) These figures, as of December 31, 1993, were reported in a Schedule 13G filed with the Securities and Exchange Commission. With respect to those shares, the Capital Group, Inc. and related investment funds had sole power to direct the vote of 87,550 shares and sole power to direct the disposition of 2,507,050 shares.
(3) These figures, as of December 31, 1993, were reported in a Schedule 13G filed with the Securities and Exchange Commission. With respect to those shares, Delaware Management Company, Inc. and related investment funds had sole power to direct the vote of 2,037,600 shares, sole power to direct the disposition of 2,704,331 shares and shared power to direct the disposition of 92,900 shares.
(4) These figures, calculated as of March 1, 1994, are based on information provided by State Street Bank and Trust ("State Street"). Included in the figure are 2,043,102 shares of the Company's common stock issuable upon conversion of 1,021,551 shares of Series B convertible preferred stock which State Street may be deemed to beneficially own in its capacity as trustee of the Company's Savings Plus Preferred Stock Ownership Trust.

(5)   Under the Company's Stock  Option Plan, the  named executive officers  and director  nominees have the  right to acquire  beneficial ownership of the
      following   number   of    shares   within   60    calendar   days:    Mr.
      Leatherdale--53,863; Mr. McKeown--27,875; Mr. Thiele--20,855; Mr. Dalton--
      13,105;   Mr.  Duffy--20,490;  Mr.  Bonsignore--1,500;  Messrs.  Driscoll,
      Fowler, Grieve,  Kling and  MacLaury--2,000 each;  Dr. Nelson--1,000;  Dr.
      Pampusch--1,900;  Messrs. James  and Martin--  500 each;  and all director nominees and  executive officers  as a  group--191,210. These  shares  are included  in the  totals shown  for each individual  and the  group of all director nominees and executive officers.
      The following number of restricted shares  are held, as of March 1,  1994, by  the Company  under its  Restricted Stock  Award Plan  and Non-Employee
      Director Stock  Retainer  Plan,  for  the  named  executive  officers  and director nominees: Mr. Thiele--2,000; Dr. Pampusch--430; Dr. Nelson-- 265;
      Mr.  MacLaury--142; and Messrs. Bonsignore,  Driscoll, Fowler, Grieve, and
      Kling--562 each. Those director nominees and executive officers have  sole voting power and no investment power with respect to those shares.
      Under  the Company's Directors'  Deferred Compensation Plan, participating non-officer directors are eligible to defer directors' fees to prime  rate and/or  common stock equivalent accounts.  Directors electing common stock equivalents have  their  deferred accounts  credited  with the  number  of common shares of the Company which could have been purchased with the fees on  the date they  were deferred. This  is a "phantom"  arrangement and no common shares are actually purchased  or held for any director's  account.
      However,  dividends  on  phantom  shares  are  credited  to  participating directors' accounts and  the value  of a  participating directors'  common stock account fluctuates with changes in the market value of the Company's common stock. As of December 31, 1993, the following directors had phantom
      shares   credited  to  their  common  stock  account  in  this  plan:  Mr.
      Bonsignore--607  shares;  Mr.  Grieve--4,840  shares;  Mr.   MacLaury--307
      shares; and Dr. Pampusch--200 shares.
      Under  the Company's Employee Stock Ownership Plan ("ESOP"), the following number of shares of common stock have been allocated to the ESOP  accounts
      of   the   following  executive   officers--Mr.   Leatherdale--1,501;  Mr.
      McKeown--1,032; Mr. Thiele--1,094; Mr.  Dalton-- 1,171; Mr.  Duffy--1,223;
      and  all executive officers as a  group--10,142. These shares are included in the  totals shown  for each  executive officer  and for  all  executive officers  as a group.  Employees (including executive  officers) have sole voting power and no investment power  over shares allocated to their  ESOP accounts,  except that participants age 55 and over may elect to diversify a portion  of their  ESOP  account into  investments offered  through  the
      Savings Plus Plan or otherwise.
(6)   Under  the Company's Savings Plus  Preferred Stock Ownership Plan ("PSOP")
      (the following number of Series  B convertible preferred shares have  been allocated  to the PSOP  accounts of the  following executive officers: Mr.
      Leatherdale--64 shares; Mr.  McKeown--62 shares;  Mr. Thiele--114  shares;
      Mr. Dalton--63 shares; Mr. Duffy--62 shares; and all executive officers as a group--785 shares. Each share of Series B preferred stock is convertible into  and votes as  if it were  two shares of  the Company's common stock.
      These shares, as if converted to common stock, are included in the  totals shown  for  each executive  officer and  for all  executive officers  as a group. Employees (including executive officers) have sole voting power and no investment power over

      shares allocated to their PSOP accounts. In addition, under the  Company's
      Benefit  Equalization  Plan, the  following number  of "phantom"  Series B convertible preferred shares have  been allocated to  the accounts of  the
      following   executive   officers:   Mr.   Leatherdale--325   shares;   Mr.
      McKeown--140 shares;  Mr. Thiele--40  shares; Mr.  Dalton--69 shares;  Mr.
      Duffy-- 110 shares; and all executive officers as a group--723 shares.

SHAREHOLDER PROPOSALS--1995 ANNUAL MEETING

If any shareholder wishes to propose a matter for consideration at the Company's Annual Meeting of Shareholders scheduled to be held on May 2, 1995, the proposal should be mailed by Certified Mail-Return Receipt Requested to the Company's Corporate Secretary, 385 Washington Street, St. Paul, Minnesota 55102. A proposal must be received by the Company by December 1, 1994 in order to be considered for inclusion in the Company's 1995 Annual Meeting Proxy Statement and form of proxy to be mailed in March of 1995.

OTHER BUSINESS

The Board of Directors does not know of any other matters to be brought before the meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment.

[GRAPHIC]
Bruce A. Backberg      St. Paul, Minnesota
Vice President and          March 16, 1994
Corporate Secretary
By Authority of the
Board of Directors
  A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1993, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO,
  FILED WITH  THE SECURITIES  AND EXCHANGE  COMMISSION, IS  AVAILABLE  WITHOUT
  CHARGE    TO    SHAREHOLDERS    UPON   WRITTEN    REQUEST    ADDRESSED   TO:
                                   BRUCE A. BACKBERG
                                     VICE PRESIDENT AND CORPORATE SECRETARY
                                     THE ST. PAUL COMPANIES, INC.
                                     385 WASHINGTON STREET
                                     ST. PAUL, MINNESOTA 55102

                        THE ST. PAUL COMPANIES, INC.
                         1994 STOCK INCENTIVE PLAN

     1. PURPOSE. The purposes of The St. Paul Companies, Inc. 1994 Stock Incentive Plan (the "Plan") are (i) to promote the interests of The St. Paul Companies, Inc. (the "Company") and its shareholders by attracting and retaining key officers and Non-Employee Directors of the Company and its subsidiaries upon whom major responsibilities rest for the successful administration and management of the Company's business, (ii) to provide such officers and Non-Employee Directors with incentive-based compensation in the form of Company stock, which is supplemental to any other compensation or benefit plans, based upon the Company's sustained financial performance, (iii) to encourage decision making based upon long-term goals and (iv) to align the interest of such officers and Non-Employee Directors with that of the Company's shareholders by encouraging them to acquire a greater ownership position in the Company.

     2. DEFINITIONS. Wherever used herein, the following terms shall have the respective meanings set forth below:

     "Award" means an award to a Participant made in accordance with the terms of the Plan.

     "Board" means the Board of Directors of the Company.

     "Committee" means the Executive Compensation Committee of the Board, or a subcommittee of that committee.

     "Common Stock" means the common stock of the Company.

     "Disinterested Person" means "disinterested person" as defined in Rule 16b-3 of the Securities and Exchange Commission, as amended from time to time, and, generally, means any member of the Board who is not at the time of acting on a matter, and within the previous year has not been, an officer of the Company or a subsidiary.

     "Participant" means an employee of the Company or its subsidiaries who is selected by the Committee to participate in the Plan or a Non-Employee Director who is granted options under the provisions of Section 20 and/or Section 21 of the Plan.

     3.  SHARES SUBJECT TO THE PLAN.  Subject to adjustment as provided in
Section 16, the number of shares of Common Stock which shall be available and reserved for the grant of Awards under the Plan shall not exceed two million (2,000,000) (or four million (4,000,000) if the Board and the shareholders, at their May 3, 1994 meeting, approve the two-for-one stock split described in the proxy statement for the May 3, 1994 annual meeting of the shareholders of the Company (the "Stock Split")). The shares of Common Stock issued under the
Plan will come from authorized and unissued shares. Shares of Common Stock subject to an Award that expires unexercised, that is forfeited, terminated or canceled, in whole or in part, shall thereafter again be available for grant under the Plan. No more than twenty per cent (20%) of all shares subject to the Plan may be granted to Participants as restricted stock.

     4. ADMINISTRATION. The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum, and the acts of a majority shall be the acts of the Committee.

     Subject to the provisions of the Plan and except where inconsistent with the provisions of Section 20, 21 and 22 of the Plan, the Committee shall
(i) select the Participants, determine the type of Awards to be made to Participants, determine the shares subject to Awards, and (ii) have the authority to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the administration of the Plan, to determine the terms and provisions of any agreements entered into hereunder, and to make all other determinations necessary or advisable for the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent it shall deem desirable to carry it into effect. The determinations of the Committee in the administration of the Plan, as described herein, shall be final and conclusive.

     5. ELIGIBILITY. Non-Employee Directors shall become Participants under the provisions of Section 20 of the Plan and may become Participants under
Section 21 of the Plan. In addition, the Committee shall select from time to time as Participants in the Plan such officers of the Company or its subsidiaries who are responsible for the management of the Company or a subsidiary or who are expected to contribute in a substantial measure to the successful performance of the Company. No employee shall have at any time the right (i) to be selected as a Participant, (ii) to be entitled to an Award, or
(iii) having been selected for an Award, to receive any further Awards.

     6. AWARDS. Awards under the Plan may consist of: stock options (either incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, or nonstatutory stock options), Rights and restricted stock. Awards of restricted stock may provide the Participant with dividends or dividend equivalents and voting rights prior to vesting (whether based on a period of time or based on attainment of specified performance conditions).

     7. STOCK OPTIONS. The Committee shall establish the option price at the time each stock option is granted, which price shall not be less than the closing price of a share of the Common Stock on the New York Stock Exchange on the date of grant, or the fair market value of a share of the Common Stock if it is not so listed, as determined by the Committee. Stock options shall be exercisable for such period as specified by the Committee, but in no event may options become exercisable less than one year after the date of grant (except in the case of a Change of Control) or be exercisable for a period of more than ten (10) years after their date of grant. The option price of each share as to which a stock option is exercised shall be paid in full at the time of such exercise. Such payment shall be made in cash (including check, bank draft or money order), by tender of shares of Common Stock owned by the Participant valued at fair market value as of the date of exercise, subject to such guidelines for the tender of Common Stock as the Committee may establish, in such other consideration as the Committee deems appropriate, or by a combination of cash, shares of Common Stock and such other consideration. No Participant may be granted Awards of stock options with respect to more than four hundred thousand (400,000) shares (eight hundred thousand (800,000) shares if the Stock Split is approved) of Common Stock during the term of the Plan, subject to adjustment as provided in
Section 16.

     8. STOCK APPRECIATION RIGHTS. Stock appreciation, or similar rights (each a "Right") may be granted either concurrently with or subsequent to the date of grant of the related stock option. A Right shall entitle the Participant to receive from the Company an amount equal to the increase of the fair market value of one (1) share of Common Stock on the date of exercise of the Right over the fair market value of one (1) share of Common Stock on the date of grant. The Committee shall determine in its sole discretion whether the Right shall be settled in cash, Common Stock or a combination of cash and Common Stock. In no event may Rights with respect to more than four hundred thousand (400,000) shares (eight hundred thousand (800,000) shares if the Stock Split is approved) of Common Stock in the aggregate be granted to any Participant during the term of the Plan, subject to adjustment as provided in
Section 16.

     9. TERMINATION OF STOCK OPTIONS AND RIGHTS. Each option and any related Rights shall terminate:

     If the Participant is then living, at the earliest of the following times:

     (i) ten (10) years after the date of grant of the option;

     (ii) three (3) years after termination of employment because of retirement;

     (iii) one (1) month after termination of employment other than termination because of retirement or through discharge for cause provided, however, that if any option is not fully exercisable at the time of such termination of employment, such option shall expire on the date of such termination of employment to the extent not then exercisable;

     (iv) immediately upon termination of employment through discharge for cause; or

     (v) any other time set forth in the agreement describing and setting the terms of the Award, which time shall not exceed ten (10) years after the date of grant.

     If the Participant dies while employed by the Company or any subsidiary, or if no longer so employed dies prior to termination of the entire option under Section 9 (ii) or (iii) hereof, the Participant's options and Rights shall terminate one (1) year after the date of death, but subject to earlier termination pursuant to Section 9 (i) or (v). However, notwithstanding the provisions of Section 9 (v), to the extent an option is exercisable on the date of the Participant's death, it shall remain exercisable until the earlier of one hundred eighty (180) days following the date of death or ten (10) years after the date of grant. To the extent an option is exercisable after the death of the Participant, it may be exercised by the person or persons to whom the Participant's rights under the agreement have passed by will or by the applicable laws of descent and distribution.

     10. RESTRICTED STOCK. Restricted stock may be granted in the form of actual shares of Common Stock which shall be evidenced by a certificate registered in the name of the Participant but held by the Company until the end of the restricted period. Any employment conditions, performance conditions and the length of the period for vesting of restricted stock shall be established by the Committee in its discretion. In no event will Awards of restricted stock to any one Participant total more than fifty thousand (50,000) shares (one hundred thousand (100,000) shares if the Stock Split is approved) of Common Stock during the term of the Plan, subject to adjustment as provided in Section 16. Any performance conditions applied to any Award of restricted stock may include earnings per share, net income, operating income, total shareholder return, market share, return on equity, achievement of profit or revenue targets by a business unit, or any combination thereof. No Award of restricted stock may vest earlier than one year from the date of grant (except in the case of a Change of Control).

     11. AGREEMENTS. Each Award under the Plan shall be evidenced by an agreement setting forth the terms and conditions, as determined by the Committee, which shall apply to such Award, in addition to the terms and conditions specified in the Plan.

     12. CHANGE OF CONTROL. In the event of a Change of Control, as hereinafter defined, (i) all Rights shall become exercisable in full, (ii) the restrictions applicable to all shares of restricted stock shall lapse and such shares shall be deemed fully vested; and (iii) subject to any limitations set forth in agreements documenting any stock option Awards, all stock options shall become immediately exercisable in full. The Committee may, in its discretion, include such further provisions and limitations in any agreement documenting such Awards as it may deem equitable and in the best interests of the Company.

     "Change of Control" means a change of control of the Company of a nature that would be required to be reported (assuming such event has not been "previously reported") in response to Item 1(a) of the Current Report on Form 8-K, as in effect on May 3, 1994, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934; provided that, without limitation, such a change in control shall be deemed to have occurred at such time as (a) any "person" within the meaning of Section 14(d) of the Securities Exchange Act of 1934, other than the Company, a subsidiary or any employee benefit plan(s) sponsored by the Company or any subsidiary is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of fifty per cent (50%) or more of the Common Stock; or (b) individuals who constitute the Board on May 3, 1994, cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to May 3, 1994, whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least three quarters of the directors comprising the Board on May 3, 1994 (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this clause (b), considered as though such person were a member of the Board on May 3, 1994.

     13. WITHHOLDING. The Company and its subsidiaries shall have the right to deduct from any payment to be made pursuant to the Plan, or to require prior to the issuance or delivery of any shares of Common Stock or the payment of cash under the Plan, any taxes required by law (whether federal, state, local or foreign) to be withheld therefrom. The Committee may, in its discretion, permit a Participant to elect to satisfy such withholding obligation by having the Company retain the number of shares of Common Stock whose fair market value equals the amount required to be withheld. Any fraction of a share of Common Stock required to satisfy such obligation shall be disregarded and the amount due shall instead be paid in cash to the Participant.

     14. NONTRANSFERABILITY. No amount payable or other right under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge or encumbrance of any kind nor in any manner be subject to the debts or liabilities of any person, except by will or the laws of descent and distribution, and any attempt to so alienate or subject any such amount, whether presently or thereafter payable, or any such right shall be void.

     15. NO RIGHT TO EMPLOYMENT. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continue in the employ of the Company or its subsidiaries. Further, the Company and its subsidiaries expressly reserve the right at any time to dismiss a Participant without any liability, or any claim under the Plan, except as provided herein or in any agreement entered into hereunder.

     16. ADJUSTMENT OF AND CHANGES IN COMMON STOCK. In the event of any stock dividend or split, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other change in the corporate structure or shares of stock of the Company, or any distributions to common shareholders other than regular cash dividends, the Committee may make such substitution or adjustment, if any, as it deems to be equitable, as to the number or kind of shares of Common Stock or other securities issued or reserved for issuance pursuant to the Plan and to outstanding Awards.

     17. AMENDMENT. The Board may amend, suspend or terminate the Plan or any portion thereof at any time, provided that (i) no amendment shall be made without stockholder approval if such approval is necessary in order for the Plan to continue to comply with Rule 16b-3 under the Securities Exchange Act of 1934 and (ii) no amendment, suspension or termination may adversely affect any outstanding Award without the consent of the Participant to whom such Award was made. Section 20 of this Plan may not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder.

     18. GOVERNING LAW. The Plan shall be construed and its provisions enforced and administered in accordance with the laws of the State of Minnesota.

     19. EFFECTIVE DATE. The Plan shall be effective as of May 4, 1994. Subject to earlier termination pursuant to Section 17, the Plan shall have a term of ten (10) years from its effective date.

     20. AUTOMATIC GRANT TO NON-EMPLOYEE DIRECTORS. Commencing with the first meeting of the Board in November 1994, each year on the date of the first meeting of the Board in November of each such year, each Non-Employee Director who is a director of the Company as of such date shall, without any Committee action, automatically be granted a stock option to purchase five hundred (500) shares (one thousand (1,000) shares if the Stock Split is approved) of Common Stock (subject to adjustment upon changes in capitalization of the Company as provided in Section 16 of the Plan). Each such option shall be evidenced by and subject to the provisions of an agreement setting forth the terms described in Section 22 and such additional terms of the Plan as are not inconsistent with the terms of Section 22.

     21. DISCRETIONARY GRANT TO NON-EMPLOYEE DIRECTORS. The Board may, subsequent to the effective date of the Plan, permit Non-Employee Directors to choose to receive all or a portion of their basic annual retainer in the form of stock options valued in accordance with a method deemed appropriate by the Committee. Each such option shall be evidenced by and subject to the provisions of an agreement setting forth the terms described in Section 22 and such additional terms of the Plan as are not inconsistent with the terms of
Section 22.

     22.  NON-EMPLOYEE DIRECTOR OPTIONS.  Options granted pursuant to Section
20 or 21 shall have an exercise price per share equal to 100% of the fair market value of one (1) share of Common Stock on the date the option is granted, shall become exercisable in full one (1) year after the date of grant, and shall remain exercisable until terminated in accordance with Section 9 of the Plan, provided that (i) Section 9(iii) shall be applied without regard to the words "or through discharge for cause," (ii) Sections 9(iv) and (v) shall not be applicable and (iii) references in Section 9 to "employment" and "termination of employment" shall, for the purposes of Sections 20 and 21, refer to "service as a director" and "termination of service as a director."

     Payment of the exercise price of the shares to be purchased under options granted under Section 20 and 21 must be made in cash only (including check, bank draft or money order) at the time of exercise of such option.

     The provisions of Sections 20 and 21 shall control with respect to options granted under either Section 20 or 21, respectively, over any other inconsistent provisions of the Plan. It is intended that the provisions of Sections 20 and 21 shall not cause the Non-Employee Directors to cease to be considered Disinterested Persons and, as a result, the provisions of Sections 20 and 21 shall be interpreted to be consistent with the foregoing intent.

     Non-Employee Directors may not be granted options under the Plan other than pursuant to the provisions of Section 20 and 21. No Rights may be granted to Non-Employee Directors.

PROXY

                        THE ST. PAUL COMPANIES, INC.

             FOR ANNUAL MEETING OF SHAREHOLDERS--MAY 3, 1994
       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Douglas W. Leatherdale, Bruce A. Backberg and Andrew I. Douglass, or any one or more of them, with power of substitution, attorneys and proxies to represent the undersigned at the Annual Meeting of Shareholders of The St. Paul Companies, Inc. to be held on May 3, 1994 at 2:00 P.M. (Central Daylight Time) at the office of the Company, 385 Washington Street, St. Paul, Minnesota, and at any adjournments thereof, with all power which the undersigned would possess if personally present, and to vote all shares of stock which the undersigned may be entitled to vote at said meeting as indicated in this proxy.

   Nominees: Michael R. Bonsignore, John H. Dasburg, W. John Driscoll, Mark S. Fowler, Pierson M. Grieve, Ronald James, William H. Kling, Douglas W. Leatherdale, Bruce K. MacLaury, Ian A. Martin, Glen D. Nelson, Anita M. Pampusch, and Patrick A. Thiele.

(IN ADDITION TO THE SHARES HELD IN THE NAME OF THE SHAREHOLDER(S), THE NUMBER OF SHARES SHOWN ON THE REVERSE SIDE HEREOF WILL INCLUDE ANY SHARES PURCHASED FOR THE SHAREHOLDER(S) IN THE COMPANY'S DIVIDEND REINVESTMENT PLAN AND HELD BY FIRST CHICAGO TRUST COMPANY OF NEW YORK UNDER THE PLAN.)


                                                                SEE REVERSE SIDE

/ x / Please mark your votes as in this example.                            6609

         THE PROXIES ARE INSTRUCTED TO VOTE MY SHARES AS FOLLOWS:

SHARES WILL BE VOTED AS INSTRUCTED, BUT IF NO INSTRUCTION IS GIVEN, SHARES WILL BE VOTED FOR ALL OF THE NOMINEES FOR DIRECTOR NAMED IN THE PROXY STATEMENT, FOR THE PROPOSALS DESCRIBED IN THE PROXY STATEMENT (DESIGNATED AS PROPOSALS 2 THROUGH 8) AND WITH DISCRETIONARY AUTHORITY UPON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

1. Election of              FOR             WITHHELD
   DIRECTORS
   (see reverse)            _____             ______

For, except vote withheld from the following nominee(s):

__________________________________________________________________

2. Proposal to ratify the selection of KPMG Peat Marwick as the independent auditors of the Company.

                FOR  _____   AGAINST  _____  ABSTAIN _____

3. Proposal to amend the Company's Restated Articles of Incorporation to increase the number of authorized shares of voting common stock from one hundred twenty million to two hundred forty million.

                FOR  _____   AGAINST  _____  ABSTAIN _____

4. Proposal to amend the Company's Restated Articles of Incorporation to facilitate their amendment by the Board of Directors when permitted by law.

                FOR  _____   AGAINST  _____  ABSTAIN _____

5. Proposal to amend the Company's Bylaws to reduce the minimum number of Directors from thirteen to ten.

                FOR  _____   AGAINST  _____  ABSTAIN _____

6. Proposal to approve the Company's Annual Incentive Plan.

                FOR  _____   AGAINST  _____  ABSTAIN _____

7. Proposal to approve the Company's Long-Term Incentive Plan.

                FOR  _____   AGAINST  _____  ABSTAIN _____

8. Proposal to approve the Company's 1994 Stock Incentive Plan.

                FOR  _____   AGAINST  _____  ABSTAIN _____

9. To vote with discretionary authority upon such other matters as may come before the meeting.

                FOR  _____   AGAINST  _____  ABSTAIN _____

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT, BOTH DATED MARCH 16, 1994, AND ALSO OF THE ANNUAL REPORT TO THE SHAREHOLDERS FOR THE YEAR ENDED DECEMBER 31, 1993.


SIGNATURE(S)_______________________________________

___________________________________________________

DATE_______________________

Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.